Exhibit 99.6
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of James E. Perry
Senior Vice President and Chief Financial Officer
February 20, 2014

Thank you, Steve and good morning everyone.

Yesterday, we announced strong fourth quarter and full year 2013 financial results, reporting record revenues and earnings per share for both periods. During the quarter, we reported revenues of $1.3 billion and earnings per share of $1.44. Quarterly net income increased by more than 58% compared to last year, resulting in the most profitable quarter in Trinity’s history.

During the fourth quarter, we repurchased 639,000 shares of our common stock in the open market for a total cost of $34 million. For the full year, we repurchased approximately 2.5 million shares for a total cost of $108 million. The 15% increase in the quarterly dividend we announced in September became effective during the fourth quarter, bringing the total increase in the dividend during 2013 to 36%. The actions taken in 2013 reflect our ongoing commitment to return capital to our shareholders.

The $2 billion strategic railcar alliance that we formed with Element Financial during the fourth quarter was an important accomplishment for Trinity.  The alliance enhances our flexibility to continue growing our leasing presence in a capital efficient manner, while maintaining ongoing commercial relationships with our lessees. The capital generated through the alliance can be invested in our railcar leasing and management services platform, our portfolio of diversified industrial businesses, or other investments that will enhance shareholder returns.  Since we announced the agreement in December, Element has purchased $500 million of railcars from the lease fleet, generating earnings per share of approximately $1.12 to $1.22, of which $0.12 per share was recorded in the fourth quarter.

During the next twelve months, we plan to deliver another $500 million of leased railcars to Element, primarily from our current leasing backlog.  At this time, it is difficult to precisely project the exact timing and composition of each group of leased railcars that we will sell to Element.  Revenue and profit from these new railcar sales will be recorded in our Rail Group, either as a direct sale to Element or as a sale to the Leasing Group. If the cars are sold to the Leasing Group, we will eliminate the revenue and defer the profit at the consolidated level during that quarter. The sale of a railcar from the lease fleet to Element, in a future quarter, would then be recorded in the Leasing Group as a car sale.

Under the terms of the program agreement, Element is expected to add another $1 billion of leased railcars to its portfolio during 2015.  These railcars will come from our leasing backlog, the wholly-owned lease fleet, and from other secondary market sources.

During 2013, we invested capital across a number of areas. We invested approximately $150 million in capital expenditures for our manufacturing and corporate operations, and $581 million in the lease fleet. We returned approximately $145 million to shareholders through share repurchases and dividends and invested $73 million in acquisitions during the year.

In 2014, we expect to identify additional investment opportunities in all of these areas. The timing of our investments will be determined by our ability to find quality opportunities as the year progresses. During the last decade, we invested nearly $4.8 billion in our railcar leasing business. Its scale now provides a base load of business for our rail manufacturing companies and a steady level of earnings and cash flow for our shareholders. The Element alliance, along with the RIV-2013 investment partnership that we formed last May, provides us with additional financial flexibility. Given our strong financial position, the solid backlog of orders in our major businesses, and a stable leasing operations platform, the time is right to pursue growth opportunities that will enhance the other business segments within our diversified industrial portfolio.

We are off to a strong start in 2014 with respect to investing our capital for growth. We have already completed three acquisitions in our Energy Equipment Group for a total investment of approximately $120 million.  Wesmor Cryogenics, Alloy Custom Products, and Platinum Energy manufacture products that provide us with important competencies as we grow our presence in the energy markets. As we work with our Board of Directors on the investment of capital, our focus is on enhancing the long-term growth of the Company and increasing shareholder value.

I will now turn to our current outlook for the year 2014.

For the first quarter of 2014, we anticipate earnings per share of between $2.45 and $2.65, which includes between $1.00 and $1.10 per share of profit from sales of leased railcars to Element already closed during the quarter. Our anticipation for EPS for the full year is between $6.30 and $7.00.

In the Rail Group, our 2014 revenue guidance is between $3.1 billion and $3.4 billion based on our delivery guidance of between 25,500 and 27,500 railcars. We expect a full-year operating margin of between 17.5% and 19% for the Rail Group. This Group continues to achieve strong margins and maintains an order backlog of $5.0 billion of railcars for future deliveries.

In the Inland Barge Group, we expect full-year revenues of between $550 million and $580 million in 2014 with an operating margin of between 14% and 16% for the year.

In the Energy Equipment Group, our 2014 revenue guidance is between $840 million and $885 million. This represents expected growth of 26% to 33% and would result in record revenues for this Group. We expect the range of operating margin for the year to be between 11% and 12%. The year over year improvement in both revenues and profit reflects the expected solid performance of our wind towers business, strong demand for storage containers, and results from the recent acquisitions made in this Group.

In the Construction Products Group, we expect full-year revenues of between $530 million and $560 million in 2014, with an operating margin of between 12% and 13.5%. The improvement in results reflects the benefits from repositioning activities that have been occurring in this Group.

In the Railcar Leasing and Management Services Group, we expect 2014 operating revenue of between $585 million and $615 million and operating profit of between $260 million and $280 million, similar to 2013 levels. As a result of the sale of the first $500 million of railcars to Element, our profit from leasing operations is expected to be between $30 million and $35 million lower than had the cars remained in our lease fleet.

As a reminder, the operating results for our railcar leasing joint ventures, TRIP and RIV 2013, are fully consolidated within the Railcar Leasing and Management Services Group. The earnings related to the equity not held by Trinity are deducted from Trinity’s Net Income through the non-controlling interest line at the bottom of the income statement. As a result of this, we expect to deduct between $27 million and $35 million of earnings in 2014. As we have indicated on previous earnings calls, TRIP and RIV 2013’s partnership tax status results in no taxes applied to the amount of non-controlling earnings deducted from Trinity’s income statement.

In addition to the guidance I just provided for the Leasing Group, we expect to report revenue from railcar sales from the lease fleet of between $315 million and $330 million and operating profit of between $165 million and $180 million, primarily from the program agreement with Element. A railcar sale is reported in revenue if the railcar has been in the fleet for less than one year. Otherwise, it is reported as a disposition of a long-term asset with no revenue recorded. Of the $396 million of railcars that were sold to Element during January, approximately $174 million will be reported in first quarter revenue and the remaining amount will be reported on the cash flow statement as proceeds from car sales. As I mentioned earlier, the amount of revenue and profit recognized from car sales in 2014 will depend on the timing of leased railcar deliveries to Element. There could be a shift from car sale revenue and profit to leasing eliminations and deferrals, or vice versa, in any one quarter, with no impact on the overall level of consolidated profit recorded, though the timing may vary from one quarter to another.

For 2014, we expect to eliminate between $645 million and $675 million of revenue and defer between $100 million and $115 million of operating profit due to the addition of new railcars to the wholly- and partially-owned lease fleets, including railcars sold to RIV 2013. The level of eliminations is lower than last year primarily due to the program agreement with Element. For 2014, we do not expect the net investment in new railcars to consume any cash due to expected proceeds received from railcar sales during the year.

Full-year manufacturing and corporate capital expenditures for 2014 are expected to be between $200 million and $250 million as we maintain our facilities and invest in organic growth to meet market demand for our products. We expect between $250 million and $270 million of revenue eliminations for other intercompany transactions. In addition, corporate expenses are expected to range from $87 million to $97 million for the year, as a result of our growing business operations and acquisitions.

For 2014, our guidance assumes a tax rate of between 35% and 36% for the year.

Before I conclude, let me address the accounting treatment on our earnings per share calculation for the Company’s $450 million convertible notes issued in 2006. Details pertaining to these notes are included in Note 11 of our 10-K.

These convertible notes will have a dilutive effect on quarterly EPS if the average market price of our common stock during the quarter exceeds the convertible notes conversion price. At the end of 2013, the conversion price was $50.78. Since issuance of the notes, our quarterly average stock price has been below the conversion price. Thus, we have not included any additional shares in the denominator of our diluted EPS calculation for any historical quarterly reporting period.

Our common stock is currently trading above the conversion price. If the average price of the stock for the quarter remains above the conversion price, we will report additional shares as part of our diluted EPS calculation. For example, a $60 average stock price would result in an additional 1.4 million shares being added to our diluted share count for the purposes of calculating EPS.

Our annual guidance uses a full-year weighted average share count of approximately 77 million shares for the purpose of calculating fully diluted EPS. This share count includes the potential dilutive impact from our convertible notes at the $60 price that was used in my example.

As a reminder, we are required to report EPS using the two class method of accounting, the result of which should be the reduction of EPS attributable to Trinity by approximately 23 cents per share for the full year 2014, compared to calculating Trinity’s EPS directly from the face of the income statement. This is included in our EPS guidance as well.

Our full-year guidance range reflects earnings per share growth of 33% to 47% compared to last year and would result in the achievement of a new level of record annual earnings for Trinity. We remain very pleased with the focused dedication of all our employees who helped deliver impressive growth and high quality earnings during 2013.

Our operator will now prepare us for the question and answer session.

-- Q&A Session --